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Exhibit 23.2

                             Accountants' Consent


The Board of Directors
Valley Financial Corporation:

We consent to the use of our report dated January 22, 1999 included herein, relating to the consolidated balance sheet of Valley Financial Corporation and subsidiary as of December 31, 1998, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity, and cash flows for the year then ended, which report is also included in the December 31, 1999 Form 10-KSB of Valley Financial Corporation, and to the reference to our firm under the heading "Experts" in the prospectus.


                                       /s/ KPMG LLP
                                       ------------
                                       KPMG LLP

Roanoke, Virginia

November 16, 2000